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FORM 3                                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   OMB APPROVAL
                                                      Washington, D.C. 20549                         -------------------------------
------                                                                                               OMB Number:           3235-0104
                                                                                                     Expires:     September 30, 1998
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Estimated average burden
                                                                                                     hours per response..........0.5
                                                                                                     -------------------------------
(Print or
   Type      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
 Responses)             Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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
1. Name and Address of Reporting Person*  2. Date of Event      4.  Issuer Name
                                             Requiring              and Ticker
Commisso, Rocco B                            Statement              or Trading Symbol
------------------------------------------   (Month/Day/Year)
    (Last)      (First)     (Middle)                                SoftNet Systems,
                                             12/27/99               Inc. (SOFN)
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                                          3. I.R.S              5.  Relationship of            6. If Amendment, Date of
                                             Identification         Reporting Person(s)           Original (Month/Day/Year)
 650 Townsend Street, Suite 225              Number of              to Issuer
------------------------------------------   Reporting          (Check all applicable)         -------------------------------------
                (Street)                     Person, if an                                     7. Individual or
                                             entity (voluntary)   X  Director   --- 10% Owner     Joint/Group Filing
                                                                 --- Officer    --- Other         (Check Applicable Line)
                                                                     (give title    (specify   X  Form filed by One Reporting Person
                                                                        below)         below)
                                                                                              --- Form filed by More than One
                                                                                                  Reporting Person
 San Francisco, CA 94103-4908                                   ------------------------------
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    (City)      (State)     (Zip)

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                                                      Table I - Non-Derivative Securities Beneficially Owned
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1.  Title of Security                              2.  Amount of Securities     3. Ownership     4. Nature of Indirect Beneficial
    (Instr. 4)                                         Beneficially Owned          Form: Direct     Ownership (Instr. 5)
                                                       (Instr. 4)                  (D) or
                                                                                   Indirect (I)
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No Securities Owned

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
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (OVER)
* If the form  is filed by  more than one reporting person,  see Instruction 5(b)(v).  Potential persons who
are respond to the collection of information  contained in  this  form  are not  required to  respond  unless        SEC 1473 (7-96)
the form displays a currently valid OMB control number.

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

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FORM 3 (continued)
Table II -- Derivative  Securities  Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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
1.   Title of Derivative Security       2. Date Exer-   3. Title and Amount       4. Conver-      5. Owner-           6.  Nature of
     (Instr. 4)                            cisable and     of Securities             sion or         ship                 Indirect
                                           Expiration      Underlying Derivative     Exercise        Form of              Beneficial
                                           Date            Security (Instr. 4)       Price of        Deriv-               Ownership
                                          (Month/                                    Derivative      ative                (Instr. 5)
                                           Day/Year)                                 Security        Security:
                                        ----------------------------------------                     Direct
                                        Date     Expira-              Amount                         (D) or
                                        Exer-    tion       Title     or                             Indirect
                                        cisable  Date                 Number of                      (I)
                                                                      Shares                         (Instr. 5)
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
Explanation of Responses:


                                                                                     -------------------------------- --------------
**  Intentional misstatements or omissions of facts constitute Federal Criminal      **Signature of Reporting Person       Date
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the  collection of information contained                                              Page 2
in  this  form are  not required to respond unless the form displays a currently                                     SEC 1473 (7-97)
valid OMB Number.

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